Fresh Harvest Products, Inc.

280 Madison Avenue, Ste 1005
New York, New York 10016 USA

March 4, 2011

Arthur Friedman

280 Madison Ave., Suite 1007

New York, NY 10016

Re:

Note and Conversion of Debt to Equity

Mr. Friedman:

You (“Holder”) and Fresh Harvest Products, Inc., a New Jersey corporation (“Fresh Harvest” or the “Company”), entered into that certain promissory note, dated as of November 1, 2010 (the “Note”), whereby you loaned to Fresh Harvest the sum of $125,426.12.  Pursuant to discussions between Holder and Fresh Harvest, it has been agreed that all amounts owed by Fresh Harvest to Holder under the Note shall be converted into shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), of Fresh Harvest (the “Conversion”), and that the Note should be terminated, as set forth below.

1.

Conversion of Debt into Equity.  Fresh Harvest and Holder hereby agree that the entire principal amount and all accrued, but unpaid, interest owed by Fresh Harvest to Holder under the Note is hereby converted into 180,210 shares of Preferred Stock (the “Shares”).

2.

Termination of the Note.  In consideration of the foregoing, Fresh Harvest and Holder hereby agree that Fresh Harvest does not have any further obligations to Holder under the Note and that the Note is hereby terminated and of no further force or effect as of the date hereof.

3.

Representations and Warranties of Holder. Holder hereby represents and warrants to Fresh Harvest that:

(a)

Securities Not Registered.  Holder is acquiring the Shares for its own account, not as an agent or nominee, and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws.

(b)

Access to Information.  The Company has made available to Holder the opportunity to ask questions of and to receive answers from the Company’s officers, directors and other authorized representatives concerning the Company and its business and prospects, and Holder has been permitted to have access to all information which it has requested in order to evaluate the merits and risks of the Conversion.  Holder believes that it has received all the information Holder considers necessary or appropriate for deciding whether to acquire the Shares.  Holder is aware that the Company intends to seek shareholder ratification of the Company’s Certificate of Designations of Series A Convertible Preferred Stock and the issuance of the Shares and that such ratification may not be forthcoming.

(c)

Investment Experience.  Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Conversion and the Shares.

(d)

No Brokers or Finders.  Holder has incurred no liability for commissions or other fees to any finder or broker in connection with the transactions contemplated by this letter agreement, the cost of which is in any part the liability of or payable by the Company.

(e)

Regulation D.  Holder is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”).  In the normal course of business, Holder invests in or purchases securities similar to the Shares and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Conversion and the Shares.

(f)

Unregistered.  Holder has been advised that (i) neither the Shares nor the shares of the Company’s common stock issuable upon conversion of the Shares (the “Conversion Shares”) has been registered under the Securities Act or other applicable securities laws, and (ii) the Shares and the Conversion Shares may need to be held indefinitely, and Holder must continue to bear the economic risk of the investment in the Shares and the Conversion Shares unless the Shares or the Conversion Shares are subsequently registered under the Securities Act or an exemption from such registration is available.

(g)

No Review.  Holder understands that no arbitration board or panel, court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, has passed upon or made any recommendation or endorsement of the Shares or the Conversion Shares.

(i)

Legend. Holder understands that the Shares and the Conversion Shares shall bear a restrictive legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

** Signature Page Follows **

If you agree to the terms and conditions of this letter agreement, please so indicate by executing the enclosed counterpart hereof indicated below and returning it to us.

Very truly yours, FRESH HARVEST PRODUCTS, INC. By:_/s/Michael J. Friedman_____________ Michael J. Friedman President and Chief Executive Officer

READ AND AGREED:

Arthur Friedman

By:_/s/Arthur Friedman_____________________